Exhibit 10.15

Patterson-UTI Energy, Inc.
2014 Long-Term Incentive Plan

(As Amended and Restated Effective June 29, 2017)

SHARE-SETTLED
PERFORMANCE SHARE AWARD AGREEMENT

____________, 20__

1.

Performance Share Award. The Compensation Committee (the “Committee”) of the Board of Directors of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), pursuant to the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated effective as of June 29, 2017 and as thereafter amended from time to time (the “Plan”), hereby awards to _________________ (the “Grantee”), effective as of the Date of Award set forth above, a Performance Share Award (the “Award”) on the terms and conditions as set forth in this agreement (this “Agreement”).

1.1

General Performance Criteria.  The Award provides the Grantee an opportunity to receive Shares based upon the Company’s total stockholder return for the Performance Period (as that term is defined below) as compared with the total stockholder returns of the peer index companies set forth on Exhibit A (the “Peer Index Companies”) for such period.  Total shareholder return for the Company will be measured based on $100 invested in the Company’s common stock on the first day of the Performance Period, with dividends reinvested.

1.2

Issuance of Shares Upon Achievement of [Positive Total Shareholder Return and] Performance Criteria as of the Final Day of the Performance Period.  If (a) the Company’s total stockholder return (dividends during the Performance Period, if any, are assumed to be reinvested) for the three-year period (the “Performance Period”) ending _________, 20___ (the “Final Day of the Performance Period”), [is positive and] equals or exceeds the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period, (b) a Change in Control of the Company has not occurred on or before the Final Day of the Performance Period, and (c) the Grantee remains in the active employ of the Company through the Final Day of the Performance Period, then the Company shall issue to the Grantee the number of Shares determined as follows:

(i)

if the Company’s total stockholder return for the Performance Period is equal to the 50th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies, _________ Shares (the “Target Amount”);

(ii)

if the Company’s total stockholder return for the Performance Period is equal to or greater than the 25th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies but less than the 50th percentile, one half times the Target Amount plus the product of one half times the Target Amount multiplied by the quotient obtained by dividing the difference of the percentile rank achieved for the Performance Period (expressed as a percentage) minus 25 percent (25%) by 25 percent (25%) (i.e., (0.5 x Target Amount) + [(0.5 x Target Amount) x ((percentile rank (%) – 0.25)/0.25)]); or

E.g., assume that the Target Amount of the Award is 10,000 Shares and the total stockholder return of the Company for the Performance Period as compared to the total stockholder returns of the Peer Index Companies ranks in the 40th percentile.  The total amount of Shares issuable to the Grantee under the Award would be 8,000 Shares, which is determined as follows:  (0.5 x 10,000) + [(0.5 x 10,000) x ((40% - 25%)/25%)] = 5,000+ [5,000 x (15%/25%)] = 5,000+[5,000 x 60%] = 5,000+ 3,000= 8,000.

(iii)

if the Company’s total stockholder return achieved for the Performance Period is greater than the 50th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies but less than the 75th percentile, the Target Amount plus the product of the Target Amount multiplied by the quotient obtained by dividing the difference of the percentile rank achieved for the Performance Period (expressed as a percentage) minus 50 percent (50%) by 25 percent (25%) (i.e., (Target Amount) + [(Target Amount) x ((percentile rank (%) – 0.50)/0.25)]); or

E.g., assume that the same facts as the example above in clause (iii) except that the total stockholder return of the Company for the Performance Period as compared to the total stockholder returns of the Peer Index Companies ranks in the 60th percentile.  The total amount of Shares issuable to the Grantee under the Award would be 14,000 Shares, which is determined as follows:  (10,000) + [(10,000) x ((60% - 50%)/25%)] = 10,000+ [10,000 x (10%/25%)] = 10,000+[10,000 x 40%] = 10,000 + 4,000= 14,000.

(iv)

if the Company’s total stockholder return for the Performance Period is equal to or greater than the 75th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies, two times the Target Amount.

1.3

[Issuance of Shares Upon Achievement of Negative or Zero Total Shareholder Return and Performance Criteria as of the Final Day of the Performance Period.  If (a) the Company’s total stockholder return (dividends during the Performance Period, if any, are assumed to be reinvested) for the Performance Period, is negative or zero and equals or exceeds the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period, (b) a Change in Control of the Company has not occurred on or before the Final Day of the Performance Period, and (c) the Grantee remains in the active employ of the Company through the Final Day of the Performance Period, then the Company shall issue to the Grantee the number of Shares equal to 50 percent (50%) of the number of Shares the Grantee would have received pursuant to Section 1.2 had the total stockholder return for the Performance Period been positive.]

1.4

Forfeiture.  Notwithstanding any other provision of this Agreement to the contrary, the Award pursuant to this Agreement shall lapse and be forfeited on the Final Day of the Performance Period if (a) the Company’s total stockholder return for the Performance Period is less than the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period and (b) a Change in Control of the Company has not occurred on or before the Final Day of the Performance Period.

1.5

Committee Determination.  Pursuant to Articles 4 and 9 of the Plan, the Committee shall have the discretion to calculate the total stockholder returns for the Performance Period for the Peer Index Companies, including the Company, and to determine the formula to achieve such calculations.

The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons.  The Committee may not increase the Shares issuable under this Agreement.  The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, in the composition of the group of Peer Index Companies to address the merger or consolidation of any company in the Peer Index Companies as of the date hereof with another company, an acquisition or disposition of a significant portion of such company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to such company during the term of this Agreement.

Prior to an issuance of Shares made pursuant to Section 1.2 [or Section 1.3] and as provided in Section 2 or Section 3.4, the Compensation Committee of the Board of Directors of the Company shall determine if the performance criteria for such issuance has been satisfied and, to the extent such performance criteria has been satisfied, shall certify in writing that such performance criteria has been satisfied.

2.

TIME OF ISSUANCE OF SHARES.  For purposes of this Agreement, unless otherwise provided under the Plan or Section 3.4 of this Agreement, the Company shall cause the Shares to be issued to the Grantee pursuant to Section 1.2 [or Section 1.3] on or before the 75th day following the Final Day of the Performance Period.  Any Shares issued pursuant to this Agreement will be issued to the Grantee or, if issuable pursuant to Section 3.3, the Grantee’s legal representative or the Grantee’s estate, and thereafter the Grantee or, if applicable, the Grantee’s estate and heirs, executors, administrators and the Grantee’s legal representatives shall have no further rights with respect to the Award or this Agreement.

3.	TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event the Grantee’s employment with the Company terminates,

or a Change in Control of the Company (as defined below) occurs, before the Final Day of the Performance Period.
3.1	Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them under this Section:
(i)

The Grantee will have a “Disability” if the Grantee qualifies for long-term disability benefits under a long-term disability program sponsored by the Company in which executive officers participate generally or, if the Company does not sponsor such a long-term disability program, the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(ii)

“Retirement” means the voluntary termination of the Grantee’s employment relationship with the Company (i) on or after the date on which the Grantee attains age 55 and (ii) on or after the date on which the sum of the Grantee’s age and number of full years of service total 70.

(iii)

A “Change in Control of the Company” shall mean the occurrence of any of the following after the Grant Date and prior to the date on which the Award is forfeited in accordance with Section [1.3][1.4] or Section 3.2:

(1)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subclause (1) of this Section 3.1(iii), the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subclause (3) of this Section 3.1(iii); or

(2)	Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(3)

Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.

3.2

Termination Generally.  Except as specified in Section 3.3 and 3.4 below, all of the Grantee’s rights in this Agreement, including all rights to the Award granted to the Grantee, will lapse and be completely forfeited on the date the Grantee’s employment terminates if the Grantee’s employment with the Company terminates on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2 [or Section 1.3], if any, for any reason other than death, Disability or Retirement.

3.3

Death, Disability or Retirement.  Notwithstanding any other provision of this Agreement to the contrary, if the Grantee’s employment with the Company terminates due to the Grantee’s death, Disability, or Retirement after the completion of at least one month of the Performance Period and on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2 [or Section 1.3], if any, then the Company will cause Shares to be issued to the Grantee, at such time as provided in Section 2, an amount equal to the product of (1) and (2) where (1) is the amount the Grantee would have received under this Agreement if the Grantee’s employment with the Company had not been terminated due to the Grantee’s death, Disability or Retirement before such Final Day of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of the Grantee’s death, or the Grantee’s termination of employment with the Company due to a Disability or Retirement up to a maximum of 1095 days and the denominator of which is 1095.

3.4

Change in Control.  Notwithstanding anything in the Agreement to the contrary, the Company (or its successor) will cause to be issued to the Grantee immediately preceding a Change in Control of the Company a number of Shares in an amount equal to the Target Amount, and thereafter the Company (or its successor) will have no further obligations to the Grantee pursuant to this Agreement; provided, however, that this Section 3.4 shall not apply if the Grantee is the Covered Person or forms part of the Covered Person below that acquires 35% or more of either the Outstanding Company Common Stock or Outstanding Company Voting Securities and such acquisition constitutes a Change in Control of the Company.

4.	[DIVIDEND EQUIVALENTS. No Dividend Equivalents shall be paid with respect to any Shares during the Performance Period.]
5.

TAX WITHHOLDING.  To the extent that the grant, vesting or issuance of Shares under the Agreement results in income to the Grantee for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Grantee shall deliver to the Company or such Subsidiary at the time of such receipt or lapse, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations.  If the Grantee fails to do so, the Company or its Subsidiary is authorized to withhold from wages or other amounts otherwise payable to such Grantee the minimum statutory withholding taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations.  Subject to restrictions that the Committee, in its sole discretion, may impose, the Grantee may satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the

Company’s earnings), or by directing the Company to retain Shares (up to the Grantee’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement.  The Company shall not be obligated to issue any Shares granted hereunder until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.

6.	SECTION 409A. This Award is subject to the payment timing and other restrictions set forth in Section 13.14 of the Plan.
7.

TRANSFER RESTRICTIONS.  The Award granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the forfeiture pursuant to this Agreement.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Notwithstanding the foregoing, the Grantee may assign or transfer the Award granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the Grantee’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Grantee or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement; and provided further that the Grantee shall remain bound by the terms and conditions of the Plan.  Further, the Shares granted hereby that are no longer subject to forfeiture may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Grantee agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

8.

CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.

PERFORMANCE SHARE AWARD DOES NOT AWARD ANY RIGHTS OF A STOCKHOLDER.  The Grantee shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Award that are awarded hereby.  Only after the Shares are issued in exchange for the Grantee’s rights under this Agreement will the Grantee have all of the rights of a shareholder with respect to such Shares issued in exchange for such rights.

10.

EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee has an employment relationship with the Company and any of its Subsidiaries.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

11.

NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain employed by the Company or any Affiliate for any specified term.

12.

LIMIT OF LIABILITY.  Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.	COMPANY LIABLE FOR ISSUANCE OF SHARES. Except as specified in Section 3.4, the Company is liable for the issuance of any Shares that become issuable under this Agreement.
14.

SECURITIES ACT LEGEND.  The Grantee consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 13.5 of the Plan as determined by the Committee.

15.

NO FRACTIONAL SHARES.  All provisions of this Agreement concern whole Shares.  Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

16.

MISCELLANEOUS.  This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.  Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

[SIGNATURE PAGE TO FOLLOW]

In accepting the Performance Share Award set forth in this Agreement the Grantee accepts and agree to be bound by all the terms and conditions of the Plan and this Agreement.

PATTERSON-UTI ENERGY, INC.

By:

Name:

Title:

(“GRANTEE”)

EXHIBIT A

Peer Index

The Peer Index Companies shall be [Basic Energy Services Inc., Diamond Offshore Drilling, Inc., Ensco plc, Forum Energy Technologies, Inc., Halliburton Company, Helmerich & Payne Inc., Nabors Industries Ltd., National Oilwell Varco, Inc., Noble Corporation plc, Oceaneering International, Inc., Oil States International, Inc., Precision Drilling Corporation, Rowan Companies plc, Superior Energy Services, Inc., TechnipFMC plc, Transocean Ltd., Unit Corporation and Weatherford International plc], as such group of companies may be adjusted pursuant to Section [1.4][1.5].